Exhibit 99.1
For Immediate Release

For More Information Contact:
David D. Stovall, President & CEO
Habersham Bancorp
(706) 778-1000 or (800) 822-0316

HABERSHAM BANCORP ANNOUNCES SECOND QUARTER RESULTS

CORNELIA, GA.   August 10, 2009, Habersham Bancorp (NASDAQ: HABC) reports a second quarter loss of $1.6 million or $.57 per diluted share when compared to a second quarter loss of $375,000 or $.13 per diluted share for the same period in 2008.   The decrease resulted principally from a decrease in net interest income of approximately $1.1 million and additional expense from provisions for loan losses of approximately $646,000.

For the six-month period ended June 30, 2009, the Company reports a loss of  $3.3 million or $1.15 per diluted share when compared to a loss of $316,000 or $.11 per diluted share for the six-month period ended June 30, 2008.   The decrease resulted principally from a decrease in net interest income of approximately $2.2 million and additional expense from provisions for loan losses of approximately $2.0 million.

The decreases in net interest income resulted from: 1) an increase in the total dollar balances of loans on nonaccrual status and, 2) a decrease in average loan balances.  Non-performing assets increased approximately $2.6 million from December 31, 2008 to June 30, 2009 primarily as a result of activity within nonaccrual loans and other real estate.

The Company’s net interest margin for the second quarter and first six months of 2009 was 2.11% and 2.25%, respectively, compared to 3.09% and 3.21% for the second quarter and first six months of 2008.

Total assets of $518.2 million at June 30, 2009 reflect an increase of $23.3 million or 4.72% from $494.9 million at December 31, 2008.   Increases in cash and cash equivalent balances (primarily federal funds sold), other real estate and in all other assets totaling approximately $27.2 million, $7.5 million and $2.3 million, respectively, were offset by decreases in the total net loan portfolios and in the investment securities portfolios totaling approximately $9.8 million and $3.9 million, respectively.

HABERSHAM BANCORP FINANCIAL HIGHLIGHTS
(Unaudited)(dollar amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Summary of Operations
	2009	2008	2009	2008
Interest income	$5,323	$6,835	$11,011	$14,438
Interest expense	3,161	3,565	6,380	7,573
Net interest income	2,162	3,270	4,631	6,865

Provision for loan losses	1,300	654	3,080	1,077
Net interest income after provision for loan Losses	862	2,616	1,551	5,788

Other income	793	973	1,659	2,002
Gain on sale of Investment securities available for sale	256	161	314	289
Other expense	4,605	4,646	9,069	9,112
Loss before income taxes	(2,694)	(896)	(5,545)	(1,033)

Income tax benefit	1,094	521	2,290	717

Net loss	$(1,600)	$(375)	$(3,255)	$(316)

Net loss per share – basic	$(.57)	$(.13)	$(1.15)	$(.11)

Net loss per share – diluted	$(.57)	$(.13)	$(1.15)	$(.11)

Weighted average number of common shares outstanding	2,818,593	2,818,593	2,818,593	2,818,593
Weighted average number of common and common equivalent shares outstanding	2,818,593	2,818,593	2,818,593	2,818,593
Cash dividends declared per common share	-	$.10	-	$.20

	June 30, 2009	December 31, 2008
Balance Sheet Summary
Total Assets	$518,222	$494,869
Loans, net	300,209	310,607
Deposits	419,417	392,888
Stockholders’ Equity	39,337	41,998